UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2014

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 983-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 6, 2014, McKesson Corporation (“McKesson” or the “Company”) and its wholly-owned subsidiary, Dragonfly GmbH & Co. KGaA (“McKesson AcquiCo”), completed the previously announced acquisition of a majority stake in Celesio AG (“Celesio”) from Franz Haniel & Cie. GmbH (“Haniel”) in accordance with the Amended and Restated Share Purchase Agreement (the “SPA”) among the Company, McKesson AcquiCo and Haniel dated January 23, 2014 and filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 10.1 to the Company’s Form 8-K dated January 29, 2014 (the “January 29th Form 8-K”). McKesson AcquiCo paid €23.50 per share to acquire from Haniel approximately 70.9% of Celesio’s undiluted share capital issued as of February 6, 2014. McKesson AcquiCo also acquired 4,840 of the 7,000 convertible bonds issued by Celesio Finance B.V. in the nominal aggregate amount of €350 million due in October 2014 (ISIN DE 000A1AN5K5) (the “2014 Bonds”), and 2,180 of the 3,500 convertible bonds issued by Celesio Finance B.V. in the nominal amount of €350 million due in April 2018 (ISIN DE 000A1GPH50) (the “2018 Bonds”, and together with the 2014 Bonds, the “Bonds”), from Elliott International, L.P., The Liverpool Limited Partnership and Elliott Capital Advisers, L.P. (together, the “Elliott Group”) in accordance with the Bond Purchase Agreement (the “BPA”) entered into among the Company, McKesson AcquiCo and the Elliott Group dated January 23, 2014 and filed with the Commission as Exhibit 10.2 to the January 29th Form 8-K. The total value of the SPA and the BPA is approximately €3.7 billion (or, assuming a currency exchange ratio of $1.35/€1 as of February 6, 2014, approximately $5.0 billion). McKesson completed the acquisition by McKesson AcquiCo of the Celesio shares held by Haniel and the Bonds held by the Elliott Group (together, the “Acquisition”) by utilizing $4.957 billion from the below described senior bridge term loan and the balance from cash on hand. Following the Acquisition, McKesson’s share ownership of Celesio exceeded 75% on a fully diluted basis.

McKesson AcquiCo intends to launch a voluntary public tender offer for the shares of Celesio that remain outstanding or are to be issued upon further conversions of Bonds (the “Tender Offer”). The Tender Offer will be conducted in accordance with a Business Combination Agreement (the “BCA”) among the Company, McKesson AcquiCo and Celesio as amended on January 23, 2014 and filed with the Commission as Exhibit 10.3 to the January 29th Form 8-K.

Celesio is a leading international wholesale and retail company and provider of logistics and services to the pharmaceutical and healthcare sectors which operates in 14 countries around the world. Celesio’s revenues were approximately €22.3 billion (or, assuming a currency exchange ratio of $1.28/€1, approximately $28.5 billion) for the twelve months ended December 31, 2012 and €16.0 billion (or, assuming a currency exchange ratio of $1.31/€1, approximately $21.1 billion) for the nine months ended September 30, 2013. Following completion of the business combination, the operations of Celesio will be part of McKesson’s Distribution Solutions segment. McKesson and Celesio expect to maintain their own brands and continue to support customers through existing channels.

The above descriptions of the SPA, the BPA and the Tender Offer do not purport to be complete and are qualified in their entirety by reference to the full text of the SPA, the BPA and the BCA previously filed with the Commission.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release, dated February 6, 2014, announcing completion of the Acquisition is attached to this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this item, including Exhibit 99.1, is furnished to the Commission, but shall not be deemed “filed” with the Commission for purposes of Section 18 of the Securities Exchange Act of

1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

In connection with the Acquisition, on January 23, 2014, McKesson entered into a $5.5 billion 364-day unsecured Senior Bridge Term Loan Agreement (the “Bridge Loan Agreement”) with Bank of America, N.A., as Administrative Agent, and the lenders party thereto in order to: (i) pay the Acquisition consideration; (ii) fund additional acquisitions, if any, of Celesio shares and convertible bonds, including shares acquired in the Tender Offer; and (iii) pay transaction costs associated with the Acquisition and the Tender Offer. On February 3, 2014, McKesson made a draw down under the Bridge Loan Agreement in an aggregate principal amount of $4.957 billion. The terms of the Bridge Loan Agreement are described in Item 2.03 of the January 29th Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

No financial statements are being filed with this report. Financial statements required to be filed as exhibits to this report will be filed by amendment not later than seventy one (71) days after the date that the initial report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

No pro forma financial information is being filed with this report. The pro forma financial information required to be filed as an exhibit to this report will be filed by amendment not later than seventy one (71) days after the date that the initial report on Form 8-K must be filed.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by the Company on February 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 12, 2014

McKesson Corporation

By:	/s/ Laureen E. Seeger
Laureen E. Seeger Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on February 6, 2014.